CatchMark Completes Acquisitions of High Quality Georgia and Florida Timberlands for $111 Million

ATLANTA - October 2, 2014 - CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the closing of two pending transactions, acquiring approximately 55,600 acres of prime timberlands for a total of approximately $111 million. The properties are located primarily in Middle and South Georgia (approximately 95% of the acreage) as well as North Florida. These acquisitions-known as Oglethorpe and Satilla River-add 2.7 million tons of timber (48 tons per acre) to CatchMark's merchantable inventory, comprising 74% convertible pine upland by acreage and 49% sawtimber by tons, and are expected to increase the company's annual harvest volumes over the next decade by 240,000 to 260,000 tons (4.3 to 4.7 tons per acre).

In acquiring approximately 100,000 acres of high quality timberlands to date in 2014, CatchMark has increased its total acreage by 36% above its 2013 holdings, boosting projected annual harvest volumes over the next decade by approximately 450,000 to 490,000 tons (4.5 to 4.9 tons per acre).

Jerry Barag, CatchMark's President and CEO, said: “CatchMark continues to focus on enhancing long-term value for our shareholders and providing durable earnings to grow our dividend by increasing harvest volumes and improving product mix. The Oglethorpe and Satilla acquisitions together with Waycross and Panola transactions completed in the late spring position us extremely well to take advantage of expected increasing demand for our products in the key U.S. fiber baskets.”

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 375,800 acres* of timberland located in Alabama, Florida, Georgia and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests.  For more information, visit www.catchmark.com.

* As of October 2, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this report should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this report. Factors that could cause or contribute to such differences include, but are not limited to, the Company may not generate the harvest volumes from the Satilla River Timberlands or the Oglethorpe Timberlands that it currently anticipates, the mix of timberland located on the Satilla River Timberlands or the Oglethorpe Timberlands may be different than the Company currently anticipates which may impact the revenues than the timberlands will generate, as well as changes in general economic and business conditions in the geographic regions where the Company’s timberlands are located, changes in timber prices and the impact on the Company’s revenues, changes in the supply of timberlands available for acquisition that meet the Company’s investment criteria, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Contacts
Investors:                                                                Media:
Brian Davis                                                                 Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                           (203) 268-0158
info@catchmark.com                                               marybeth@millerryanllc.com